Exhibit 10.01

COLLABORATIVE DEVELOPMENT AGREEMENT

Between

Health Enhancement Products Inc.

and

HEPI Pharmaceuticals, Inc.

This Collaborative Development Agreement, effective as of the “Effective Date” (defined below), confirms the mutual understanding between Health Enhancement Products Inc., a Nevada corporation (“HEPI”), and HEPI Pharmaceuticals, Inc., a Delaware corporation (“HEPIPHARM”), each having a place of business at 7740 E. Evans Road, Suite A101, Scottsdale, AZ 85260.  In this Agreement, HEPI and HEPIPHARM may also be referred to individually as “Party” and collectively as “Parties”.

WHEREAS, HEPI possesses compounds that may be suitable for a variety of therapeutic indications (“HEPI Compounds”);

WHEREAS, HEPIPHARM possesses the capacity to test compounds for a variety of different therapeutic applications and develop those compounds for medicinal uses;

WHEREAS, HEPIPHARM is willing to test HEPI Compounds for the evaluation of therapeutic applications using its assays and standard behavioral and non-clinical in vivo tests;

WHEREAS, the Parties wish to collaborate to develop and commercialize the HEPI Compounds under the terms hereinafter set forth;

NOW THEREFORE, in accordance with the foregoing, the Parties intending to be legally bound hereby agree as follows:

1.0

Definitions.

1.1

“Affiliates” shall mean, with respect to either party, any corporation, company, partnership, joint venture or any other entity controlled by, controlling, or under common control with such party and shall include any corporation, company, partnership, joint venture, or other entity at least fifty percent (50%) of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by such party, and any corporation, company, partnership, joint venture, or other entity which owns or controls, directly or indirectly, at least fifty percent (50%) of the voting stock of such party.

1.2

“Agreement” means this collaboration and license agreement between HEPIPHARM and HEPI.

1.3

“Analog” shall include without shall include without limitation, any and all HEPI synthesized (by itself or on its behalf) salts, esters, solvates, clathrates, prodrugs, polymorphs, isomers, metabolites, homologs, crystal forms, amorphous forms or co-crystals of any of the foregoing, and other related structures sufficient to serve as potential backup compounds of the nominated Pre-Development Candidate.

1.4

“Combination Product” shall mean any Licensed Product containing one or more Licensed Compound(s) along with one or more additional active ingredients.

1.5

“Derivative” shall have the meaning ascribed to it in Section 2.6.1.

1.6

“DMF” shall mean the drug manufacturing files as that term is used by the FDA.

1.7

“Effective Date” shall mean the later of (i) the last date of the signatures below or (ii) the effective date of approval under an applicable Hart Scott Rodino filing, if required.

1.8

“First Commercial Sale” shall mean, with respect to any Product, the first sale by a Party hereto, or any of its Affiliates or Sublicensees, to a Third Party for end use or consumption of such Product in a country after the governing health regulatory authority of such country has granted Regulatory Approval.  Sale to an Affiliate or Sublicensee shall not constitute a First Commercial Sale.

1.9

“FDA” shall mean the US Food and Drug Administration or any successor entity thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America, and any applicable foreign equivalent entity within the Territory.

1.10

“Generic Competition” shall mean when any entity, other than HEPIPHARM or its licensees commences marketing/selling the same or equivalent active pharmaceutical ingredient(s) as contained in the Licensed Product(s) in any country where HEPIPHARM or Sublicensees are marketing the Licensed Product(s).

1.11

“IND” shall mean an Investigational New Drug Application filed with the FDA, or equivalent application or filing filed with any equivalent agency or governmental authority outside the United State of America (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.

1.12

“Indemnitees” shall mean a respective Party’s directors, officers, employees and agents.

1.13

“Inventions” shall mean any inventions or discoveries, whether or not patentable, made by employees and/or agents of HEPIPHARM or Affiliates of HEPIPHARM (either solely or jointly with employees and/or agents of HEPI or Third Parties) that pertain to Licensed Compounds.

1.14

“Joint Research Committee” or “JRC” shall mean the committee described in Section 2.2 charged with overseeing, monitoring and making decisions relating to the scientific aspects of the research and development program and the Licensed Compounds being investigated.

1.15

“Know-How” shall mean information, data including without limitation preclinical and clinical data and results, manufacturing techniques, formulations, processes and unpatented inventions pertaining to Licensed Compounds.

1.16

“HEPI Compounds” shall mean any compounds that are derived in whole or part from HEPI’s ProAlgaZyme product or process including all stereoisomers, polymorphs, prodrugs, Analogs, active metabolites and salts of any of the foregoing along with any and all related compounds and Analogs disclosed and claimed in HEPI Patents.

1.17

“Licensed Compound” shall mean the compounds that are derived in whole or part from HEPI Compounds including all stereoisomers, polymorphs, prodrugs, Analogs, active metabolites and salts of any of the foregoing along with any and all related compounds and Analogs disclosed and claimed in HEPI Patents.

1.18

“Licensed Patents” shall mean HEPI Licensed Patents and HEPIPHARM Licensed Patents.

1.19

“Licensed Product(s)” shall mean any product or formulation of Licensed Compound or Combination Product covered by at least one Valid Claim of a Licensed Patent.

1.20

“Licensed Technology” shall mean Licensed Patents and Know-How.

1.21

“Major Country” shall mean the United States, Canada, the United Kingdom, Germany, France, Sweden, Denmark, Netherlands and Italy.

1.22

“NDA” or “BLA” means an application (whether original, supplementary or abbreviated) to the FDA, or an equivalent application in other countries of the Territory, for approval by the FDA or the equivalent governmental agencies in other countries of the Territory, respectively, necessary for the commercial sale of a product in such country.  An NDA, together with all supplemental filings referencing the initial NDA filing shall be deemed one and the same NDA for purposes of this Agreement.

1.23

“Net Sales” shall mean the total amount received by Party, its Affiliates and Sublicensees on account of sales of Licensed Product to Third Parties in the Territory, less the following deductions to the extent actually allowed or specifically allocated to the Licensed Product by the selling party using generally accepted International Accounting Standards (“IAS”):

(i)

value added taxes, sales and excise taxes and duties paid or allowed by the selling party, charge-backs and any other governmental charges imposed upon the production, importation, use or sale of such Licensed Product;

(ii)

trade, quantity and cash discounts allowed on Licensed Product including charge back payments, administrative fees, and rebates granted to managed care organizations, purchasers and reimbursers or to trade customers, including but not limited, wholesalers and chain and pharmacy buying groups;

(iii)

allowances or credits allowed on account of damaged goods, rejection, returned goods, retroactive price reductions, withdrawal, recall or relabeling of Licensed Product; and

(iv)

freight, postage, handling, shipping, customs duties and insurance costs, if they are included in the selling price for the Licensed Product invoiced to Third Parties or otherwise paid by Third Parties.

For the avoidance of doubt, for each of the Licensed Products the Net Sales shall be calculated only once for the first sale of such Licensed Product by either the selling Party or its Affiliates, sublicensees or distributors, as the case may be, to a Third Party. A sale of Licensed Product to a wholesaler shall be regarded as the first sale of the Licensed Product for the purpose of calculating Net Sales.

In the event that Licensed Product is sold as a Combination Product, Net Sales will be calculated by multiplying actual Net Sales (determined above) by the fraction A/(A+B) where: i) A is the invoice price of Licensed Compound if sold separately by the selling Party, its Affiliates or Sublicensee(s), during the applicable Calendar Quarter, and ii) B is the invoice price of any other active pharmaceutical component(s) in the Combination Product sold separately by the selling Party, its Affiliates or Sublicensee(s).  If the invoice price B is unavailable, then the Combination Product Net Sales shall be substituted for the sum of (A+B).  If the Licensed Compound is not sold separately (i.e. there is no price for A), then Net Sales of the Combination Product shall be multiplied by 1-(E/F) where E is the invoice price of the other active pharmaceutical component contained in the Combination Product and F is the invoice price of the Combination Product and if none of the individual components are sold separately, then the Net Sales of the Combination Product shall be multiplied by the fraction one-half (1/2).

1.24

“HEPIPHARM Assays” shall mean HEPIPHARM confidential and proprietary analytical methods and in vivo testing capabilities capacity for testing compounds for a variety of different therapeutic applications.

1.25

“HEPIPHARM Assay Inventions” shall have the meaning ascribed to it in Section 3.2.

1.26

“Phase I Clinical Trial” shall mean a human clinical study conducted in accordance with good clinical practice in a small number of healthy volunteers or patients designed or intended to establish an initial safety profile, pharmacodynamics, or pharmacokinetics of a Licensed Product.

1.27

“Phase II Clinical Trial” shall mean a human clinical trial that satisfied the requirements for a Phase II study as defined in 21 C.F.R. 312.21(b) (or its successor regulation).

1.28

“Phase III Clinical Trial” shall mean a human clinical trial that satisfied the requirements for a Phase III study as defined in 21 C.F.R. 312.21(c) (or its successor regulation).

1.29

“Pre-Development Candidate” shall have the meaning ascribed to it in Section 2.6.

1.30

“HEPIPHARM” shall mean HEPIPHARM Inc. and its Affiliates.

1.31

“HEPIPHARM Know-How” shall mean proprietary information, data, and the like including all preclinical and clinical data, all formulation information, and manufacturing records pertaining to Licensed Compounds/Licensed Product(s) and owned or controlled by HEPIPHARM.

1.32

“HEPIPHARM Patents” shall mean HEPIPHARM owned or controlled patents and patent applications (a) containing at least one claim covering the structure, use, formulation and/or manufacture of Licensed Product(s) and any other Licensed Product(s); (b) containing one or more claims covering processes and intermediates useful in the manufacture of Licensed Compound(s) and any other Licensed Product(s); and (c) further including those patents and patent applications listed in Exhibit E2 as updated from time to time.

1.33

“HEPIPHARM Technology” shall mean HEPIPHARM Patents and HEPIPHARM Know-How.

1.34

“Regulatory Approvals” shall mean and include licenses, permits, authorizations and approvals of, and registrations, filings and other notifications to, any governmental agency or department within the Territory, including, without limitation, the United States Food and Drug Administration and the EMEA/European Commission, as applicable, and including any requisite pricing and reimbursement approval, necessary or appropriate for the manufacture, production, storage, distribution, import, transport, marketing, sale and/ or use of Licensed Product within the Territory.

1.35

“HEPI” shall mean HEPI Inc. and its Affiliates.

1.36

“HEPI Know-How” shall mean proprietary information, data, and the like including all preclinical and clinical data, all formulation information, and manufacturing records pertaining to Licensed Compounds/Licensed Product(s) and owned or controlled by HEPI.

1.37

“HEPI Patents” shall mean HEPI owned or controlled patents and patent applications (a) containing at least one claim covering the structure, use, formulation and/or manufacture of Licensed Product(s) and any other Licensed Product(s); (b) containing one or more claims covering processes and intermediates useful in the manufacture of Licensed Compound(s) and any other Licensed Product(s); and (c) further including those patents and patent applications listed in Exhibit E1 as updated from time to time.

1.38

“HEPI Technology” shall mean HEPI Patents and HEPI Know-How.

1.39

“Sublicensee” shall mean a Third Party to whom a Party hereunder, or any of its Affiliates, has granted a license or sublicense to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import, or export Licensed Products, beyond the mere right to purchase Licensed Products from such Party or its Affiliates.  The Parties agree that a Third Party acquiring all or substantially all of the business of a Party or its Affiliates, whether by merger, sale of stock, sale of assets, or otherwise, shall not be a Sublicensee.

1.40

“Royalty Term” is shall mean, on a country-by-country basis, that period beginning with the First Commercial Sale in the applicable country and ending with the last to expire Licensed Patent issued in such country containing a Valid Claim covering the composition, manufacture and/or use of Licensed Product or an intermediate thereof.

1.41

“Territory” shall mean worldwide.

1.42

“Third Party” shall mean any other party that is independent from HEPIPHARM and its Affiliates or HEPI or its Affiliates.

1.43

“Valid Claim” shall mean an issued claim that has been maintained and is enforceable and not been invalidated, withdrawn, dedicated or ruled unenforceable by a court of last resort or pursuant to a ruling for which an appeal can still be timely made.

2.0

Development Collaboration.

2.1

Timeline.  The Parties shall begin a five year research collaboration, renewable by mutual consent for an additional five year term, to perform the collaborative research.  The research collaboration shall be governed by a Joint Research Committee as set forth in Section 2.2.

2.2

Joint Research Committee. Promptly after the Effective Date, the Parties shall form a Joint Research Committee to oversee and govern the collaboration.  Each party shall be represented in the JRC by three (3) delegates.  One of the three members from each Party shall be identified such Party as its Head Delegate.  The JRC shall meet not less frequently than quarterly. Within ninety (90) days after the Effective Date of this Agreement, the JRC shall develop a research plan based on Appendixes A and B.

2.2.1

All decisions of the JRC shall require the agreement of both Head Delegates.  In the event that the JRC cannot reach agreement on an issue, HEPI’s CSO and HEPIPHARM’s VP, Drug Discovery will work in good faith to reach agreement within twenty (20) days.  If at the end of such twenty day period the Parties have not reached agreement, HEPI’s CEO and HEPIPHARM’s EVP, Research and Development will work in good faith to reach agreement within an additional fifteen (15) days.  If the Parties fail to reach a good faith agreement at the end of such fifteen day period, HEPIPHARM shall have the tie-breaking vote.

2.2.2

HEPI Compounds that are not nominated to the Lead Optimization Phase (Section 2.6) by the JRC shall be returned to HEPI, with no further licensing rights or obligations (except as set forth in Section 3.1) to the other Party.

2.3

Delivery of Material.  HEPI shall deliver to HEPIPHARM adequate quantities of HEPI Compounds and Derivatives, identified via code number only, for testing in HEPIPHARM Assays. HEPI Compounds and Derivatives shall be: chemically diverse; computationally predicted to be drug-like; and of greater than 85% purity.

2.3.1

HEPI shall provide, if available, information on doses, routes of administration and compound solubility for those formulations that have previously been tested in vivo.

2.3.2

HEPIPHARM in consultation with HEPI shall determine the appropriate dose, pre-treat time, routes of administration, and compound solubility for those formulations that have not previously been tested in vivo.

2.4

Screening Phase.

2.4.1

HEPIPHARM Assay Screening: HEPIPHARM shall undertake HEPIPHARM Assays and such other standard behavioral and non-clinical in vivo tests as it deems useful on HEPI Compounds and shall promptly after completing such tests provide to HEPI a written statement identifying possible therapeutic applications with therapeutic class probability estimates on each such HEPI Compound. It is understood that HEPIPHARM will not provide descriptive information concerning HEPIPHARM Assays beyond such identification of possible applications and estimates.  Based on such estimates, the Joint Research Committee identified in Section 2.2, may identify up to 5% of such HEPI Compounds as worthy of further testing by HEPI via standard behavioral and other non-clinical in vivo tests.  HEPI Compounds so identified shall herein be called “Hits”.

2.4.2

Standard Non-Clinical Testing:  HEPIPHARM shall perform two (2) to three (3) standard behavioral and other non-clinical in vivo tests routinely performed at HEPIPHARM on each Hit.  Upon completion of the foregoing tests, HEPIPHARM will provide HEPI with methodology, statistically analyzed results, and raw data from such tests.

2.4.2.1

If a Hit shows positive results in at least one standard behavioral test, then the JRC may elect to nominate that Hit as a “Positive Hit”, and the Parties shall proceed to the Pre-Optimization Phase with that Positive Hit.

2.4.3

HEPIPHARM Compounds:  If a HEPIPHARM Compound shows positive results in at least one standard behavioral test, and HEPIPHARM elects to include the compound in this collaboration, then the JRC may elect to nominate that HEPI Compound as a “ Positive Hit”, and the Parties shall proceed to the Pre-Optimization Phase with that Positive Hit.

2.5

Pre-Optimization Phase:

2.5.1

Patent Search:  HEPI shall conduct a patent search for each Positive Hit, and advise HEPIPHARM’s patent counsel of the results of the same.  On a compound-by-compound basis, if the patent search results for a Positive Hit are acceptable to the JRC, it shall be deemed a “Confirmed Hit” and the Parties shall proceed with the Pre-Optimization Phase scientific testing set forth in Section 2.5.2.2. below.

2.5.2

 Testing: During the Pre-Optimization Phase, for each Positive Hit:

2.5.2.1

HEPIPHARM shall test the Positive Hit’s target binding profile and determine preliminary pharmacokinetics,

2.5.2.2

HEPIPHARM shall perform in vivo superiority testing to determine whether the Positive Hit has an improved efficacy and/or safety profile compared to existing drugs having such therapeutic application(s) (collectively, the “Pre-Optimization Results”).

2.5.2.3

Based on the Pre-Optimization Results, the JRC may elect to nominate a Positive Hit as a “Lead”.  The Parties shall take each such Lead into a Lead Optimization Phase.

2.6

Lead Optimization Phase: The first step of a Lead Optimization Phase shall be an agreement by the JRC on the criteria by which a compound shall be judged in determining it to be a successful product of a Lead Optimization Phase (and thus a “Pre- Development Candidate”). Criteria that shall be considered include target binding profiles, potency, and confirmed efficacy and superiority.  At a minimum, the criteria outlined in Appendix C: Pre-requisites for Nomination of Research Compounds for Pre Development Candidacy will apply, along with other criteria selected by the parties. During the Lead Optimization Phase, for each Lead:

2.6.1

HEPIPHARM shall design, and conduct or have conducted, at HEPIPHARM’s expense, synthesis and in vitro testing of derivatives, metabolites, homologs, and isomers, and other structures of a Lead sufficient to serve as potential backup compounds for that Lead (“Derivatives”).

2.6.2

HEPIPHARM shall perform HEPIPHARM Assays or an applicable standard automated behavioral test routinely provided by HEPIPHARM on not more than 600 Derivatives for one (1) Lead, not more than 700 Derivatives in the aggregate for two (2) Leads, not more than 800 Derivatives in the aggregate for three (3) Leads, not more than 900 Derivatives in the aggregate for four (4) Leads, and not more than 1000 Derivatives in the aggregate for five (5) Leads, unless otherwise determined by the JRC provided however that if the JRC determines more than one behavioral test is to be run per Lead program then HEPIPHARM shall not be obligated to run any such additional test(s) unless it agrees with such determination. HEPIPHARM shall promptly after completing such tests provide to HEPI a written statement identifying possible therapeutic applications with therapeutic class probability estimates on each such Derivative and the results of a similarity analysis versus the Derivative’s corresponding to a Lead.

2.6.3

HEPIPHARM shall also design, conduct and pay for in vivo behavioral testing, designed to determine whether a Derivative meets the JRC’s Pre-Development Candidate criteria as outlined in Appendix C on up to five (5) Derivatives per Lead unless otherwise determined by the JRC and agreed to by HEPI.

2.7

HEPIPHARM will screen HEPI Compounds using HEPIPHARM Assays, determine the probability threshold of each such HEPI Compound having a particular therapeutic application(s) or belonging to a therapeutic class, undertake standard behavioral and non-clinical in vivo tests on certain of such HEPI Compounds as have been mutually chosen by the Parties to be so tested, and, to the extent that such tests so dictate, thereafter proceed to Pre-Optimization and Lead Optimization tasks as herein described and further outlined in Appendix B.

2.8

It is understood that HEPIPHARM will not provide descriptive information beyond identification of possible applications and probability estimates from HEPIPHARM Assays in connection with the collaboration and the Additional Testing in section 6 or for any other purpose.  Based on such estimates, the Parties will determine the standard behavioral and other preclinical in vivo tests to use to confirm the results from HEPIPHARM Assays.  HEPIPHARM will provide HEPI with methodology and statistically analyzed results from such standard behavioral and non-clinical in vivo tests.

3.0

Intellectual Property.

3.1

Except as otherwise provided in Section 3.2. below, any and all discoveries and inventions, whether or not patentable, conceived during and in the course of the collaboration (“Program Intellectual Property”) shall be solely owned by HEIPI.

3.2

HEPIPHARM Assay Inventions.  Notwithstanding anything to the contrary and for the avoidance of doubt, all inventions and know-how specifically related to HEPIPHARM Assays that do not rely on HEPI Compounds or Derivatives (“HEPIPHARM Assay Inventions”), shall be excluded from Program Intellectual Property and shall remain the exclusive property of HEPIPHARM, provided, however, that information arising from the Collaboration shall be and remain subject to confidentiality obligations.

3.3

Restricted Disclosure.  HEPI will not disclose to HEPIPHARM the identity of HEPI Compounds or any Derivatives except when and to the extent such disclosure is necessary to effect the Collaboration, any provision of the agreement relating thereto, or to comply with legal requirements.  HEPI shall maintain in the files of its outside counsel, a list including structural information of all HEPI Compounds in order to confirm the identity of such during the term of the agreement and for a period ending five (5) years thereafter.

3.4

Licensing of Program Intellectual Property.  Program Intellectual Property shall be subject to licensing by one Party to the other or by both Parties to third parties (along with respective necessary background intellectual property rights to enable such party to make, use and sell the applicable HEPI Compounds) in accordance with the respective Development Scenario followed, as described in Section 8 below.  The Party licensing Program Intellectual Property from the other Party relating to a Licensed Series (as defined in Section 8 below) shall assume all future costs associated with preparation, prosecution, maintenance, defense and enforcement of such Program Intellectual Property that are incurred after the effective date of the applicable License Agreement.

4.0

Development Scenarios.

4.1

HEPIPHARM Development Scenario:

4.1.1

Upon successful nomination of a Pre-Development Candidate as described in Section 4c above, HEPIPHARM shall purchase from HEPI an exclusive option exercisable for ninety (90) days at HEPIPHARM’s discretion to take an exclusive license under any and all intellectual property owned or controlled solely or jointly by HEPI to make, have made, develop, use, sell, or have sold the Pre-Development Candidate and all Analogs thereof, wherein the term “Analog” shall include without limitation, any and all HEPIPHARM synthesized (by itself or on its behalf) salts, esters, solvates, clathrates, prodrugs, polymorphs, isomers, metabolites, homologs, and other related structures sufficient to serve as potential backup compounds of the nominated Pre-Development Candidate.  Collectively, a Pre-Development Candidate and its Analogs shall be a “Licensed Series”

4.1.2

As payment for the foregoing exclusive option on the first Licensed Series, HEPIPHARM shall make a one-time payment of $1.0 million to HEPI within forty-five (45) calendar days of the effective date of the option.  The exclusive option fee for each subsequent Licensed Series will be subject to an option fee of $0.5 million.

4.1.3

HEPIPHARM shall make the following milestone and royalty payments to HEPI for each Licensed Series for which HEPIPHARM exercises its exclusive option;

Upon HEPIPHARM’s exercise of the exclusive option for a Licensed Series	$0.5 million ($0 if it is the first Licensed Series and the $ 1.0 million option payment was made)
Filing of IND or equivalent	$1.5 million
Initiation of Phase II trial	$2.0 million
Initiation of Phase III trial	$4.0 million
Launch of a Licensed Series product	$8.0 million
Royalty on annual net sales	10%. minimum, subject to terms in Section 6.6
A one-time milestone payment the first time annual net sales of the Licensed Series product exceeds $200 million	$2.0 million

*Milestones are to be paid only one time for each Licensed Series, irrespective of the existence of back-up compounds or the potential for additional indications.  Running royalties shall be paid on each compound/product that is sold even if it is in the same Licensed Series.

4.2

HEPI Development Scenario:

4.2.2

If HEPIPHARM does not notify HEPI that it is exercising its exclusive option within ninety (90) days from a successful nomination of a Pre-Development Candidate, then HEPI may take an exclusive license under any and all intellectual property owned or controlled solely or jointly by HEPIPHARM to make, have made, develop, use, sell, or have sold the Pre-Development Candidate and all Analogs thereof.  Collectively, a Pre-Development Candidate and it Analogs shall be a “Licensed Series”.

4.2.3

HEPI shall make the following milestone and royalty payments to HEPIPHARM for each Licensed Series for which HEPI exercises its exclusive option:

Upon the grant of an exclusive license for a Licensed Series	$0.5 million
Filing of IND or equivalent	$1.0 million
Initiation of Phase II trial	$1.5 million
Initiation of Phase III trial	$2.0 million
Launch of a Licensed Series Product	$2.0 million
Royalty on annual net sales	3%.
A one-time milestone payment the first time annual net sales of the Licensed Series product exceeds $200 million	$1.0 million

*Milestones are to be paid only one time for each Licensed Series, irrespective of the existence of back-up compounds or the potential for additional indications.  Running royalties shall be paid on each compound/product that is sold even if it is in the same Licensed Series.

4.3

Non-Development Scenario:

4.3.2

If neither Party elects to pursue a Pre-Development Candidate, the Parties may jointly cooperate to license a third party, which may include a period of joint development.

4.3.3

If the Parties wish to out-license the Pre-Development Candidate and/or its Analogs, HEPIPHARM shall have the option to pursue and complete a licensing arrangement with a third party whereby rights under each Party’s respective applicable background intellectual property and any pertinent Program Intellectual Property are included and whereby the Parties shall share equally in the incremental costs after the Pre-Development Candidate has been identified and benefits from such licensing arrangement.  If after one (1) year, no license agreement is in prospect, or after two (2) years a licensing agreement has not been finalized, and both Parties still wish to out-license the Pre-Development Candidate and/or its Analogs, then HEPI has the option to take over the out-licensing effort. The Party leading the out-licensing effort shall have no authority to enter a binding agreement without the consent of the other party.  For any license agreement with a third party, both Parties must execute and be a party to the license agreement.

5.0

License.

5.1

License Grant.  Subject to the terms and limitations of this Agreement, HEPI hereby grants to HEPIPHARM an exclusive license in the Territory to use HEPI Technology to develop, make, have made, use, offer for sale, sell, import and export Licensed Products. Such license shall include the right to sublicense subject to HEPI’s approval, not to be unreasonably withheld or delayed.

5.2

Subject to the participation payment under Section 4.6 below, HEPIPHARM shall have the right to grant written sublicenses to its Affiliates and Third Parties on conditions that the written sublicense agreement incorporates the obligations of HEPIPHARM under Sections 3.1, 3.3 and 4.13 of this Agreement.

5.3

In furtherance of the rights and licenses granted by HEPI to HEPIPHARM under this Agreement, within thirty (30) days after the Effective Date of this Agreement, HEPI will furnish to HEPIPHARM a data package that shall include the HEPI Know How. HEPIPHARM shall not use any of the HEPI Know How furnished by HEPI under this Section 5.3 for any purpose whatsoever except as specifically authorized in this Agreement, or as otherwise specifically authorized in writing by HEPI.  In connection with the data package, HEPI shall provide HEPIPHARM with sufficient quantities of ProAlgaZyme at no cost to HEPIPHARM.  HEPI shall ship the ProAlgaZyme to a HEPIPHARM designated address as soon as practicable following the Effective Date hereof.

6.0

Developer’s Obligations.

6.1

HEPIPHARM shall use commercially reasonable efforts to conduct testing of the HEPI Compound and to develop, manufacture, have manufactured, register and commercialize the Licensed Product in the Major Countries. “Commercially reasonable efforts” as used herein shall mean such reasonable, diligent, good faith efforts of HEPI to accomplish such objective as generally would be used in the pharmaceutical industry by companies of like size and available resources to accomplish a similar objective, for a product owned by it or to which it has rights, which is of similar market potential at similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the Compound or Licensed Product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors. Commercially reasonable efforts shall be mutually determined on a market-by-market basis and Licensed Product-by-Licensed Product basis, and it is anticipated that the level of efforts will change over time, reflecting changes in the status of the Licensed Product and the market involved.  If, in any particular country, HEPIPHARM, or as the case may be its Affiliates or sublicensees, at any time during the term of this Agreement does/do not use commercially reasonable efforts to develop, make, have made, use, offer for sale, sell, import and export Licensed Products, HEPI shall be entitled to make the license granted pursuant to Section 2.1 of this Agreement in such country non-exclusive as to such country, upon written notice to HEPIPHARM unless HEPIPHARM shall have taken material steps to cure any deficiency in such efforts which have been specified in such written notice, further provided that for each country that HEPI takes back non-exclusive license rights, HEPI shall be liable to HEPIPHARM for using commercially reasonable efforts and paying to HEPIPHARM milestones and royalties in connection with HEPI’s (including any HEPI sublicensee) development efforts, if any, and Net Sales of Licensed Product pursuant to the same terms in this Agreement .mutatis mutandis for which HEPIPHARM would have been liable hereunder if such development, sublicense and sales rights and obligations had remained with HEPIPHARM.  If the Parties are in disagreement whether commercially reasonable efforts have been used, and the Parties are unable to reach amicable agreement on such issues after involving its respective upper management, then the matter shall be submitted for resolution pursuant to the mechanism set forth in Exhibit F.  In the event of a determination that a Party has failed to use reasonable commercial efforts, the only legal remedy for such a determination shall be conversion of the license in the applicable countries to a non-exclusive right, or termination of the applicable license, as provided herein, unless the party failing to use commercially reasonable efforts shall promptly have undertaken material steps to cure such deficiency.

6.2

After the First Commercial Sale in the Territory, HEPIPHARM shall furnish HEPI with quarterly reports of all of HEPIPHARM’ sales of Licensed Products under this Agreement. Each such quarterly report shall (i) be furnished to HEPI together with payment of royalties in accordance with Section 4.8 within sixty (60) days after the close of the calendar quarter to which it corresponds; and (ii) state HEPIPHARM’, its Affiliates’ and its licensees’ total revenues from sales of the Licensed Products, broken down by country, during the calendar quarter, the Net Sales derived by HEPIPHARM, its Affiliates and its licensees from such sales, the royalties payable by HEPIPHARM to HEPI with respect to such Net Sales pursuant to Section 4.6 of this Agreement, the calculations that determine the royalty due hereunder, the exchange rate used, all other information necessary to account for and accurately compute all compensation due HEPI under this Agreement. In addition, commencing as of the calendar year following the date of the First Commercial Sale in the Territory, HEPIPHARM shall provide HEPI within sixty (60) days after the close of a calendar year with a summary of its marketing activities performed in the Major Countries in the previous calendar year and its marketing plans and a sales forecast for that calendar year.

6.3

HEPIPHARM shall inform HEPI as soon as possible, however not later than within fourteen (14) days following the occurrence of a milestone event of such milestone events. Milestone payments are to be paid within thirty (30) days after HEPI’s receipt of an invoice issued by HEPIPHARM for such milestone payment.

6.4

Subject to Section 6.0 below, all fees payable by HEPIPHARM to HEPI under Sections 4.1, 4.2 and 4.3 hereof are non-refundable upon expiration or termination of this Agreement for any reason whatsoever. None of the fees paid by HEPIPHARM to HEPI under Sections 4.1, 4.2 and 4.3 may be credited against any of HEPIPHARM’ payment obligations under Sections 4.5 and 4.6 hereof.

6.5

In case HEPIPHARM grants sublicenses under the license granted under Section 2.1 hereof and in accordance with the terms of this Section 4.5, HEPIPHARM shall make to HEPI a participation payment of any lump sum, periodic or other consideration (other than running royalties) received by HEPIPHARM from sub-licensees including, but not limited to, advance royalties, sub-licensee fees, marketing rights, or other consideration paid for the authorization to use the HEPI Patent Rights and/or promote HEPI Know-How to develop, manufacture, have manufactured, market, distribute, advertise, promote, use, sell or offer for sale Licensed Products.  The participation payment shall be twenty percent (20%) for any sublicenses granted after the Effective Date. For the avoidance of doubt, the foregoing obligation shall not apply in respect of any sums received from sub-licensees on which HEPIPHARM has paid or is obliged to pay royalties pursuant to Section 4.6 hereof. In case the participation payment is less than the total of the milestones set forth in Section 4.2, HEPIPHARM shall pay HEPI the lesser of (i) 50% of what HEPIPHARM receives or (ii) the milestones set forth in Section 4.2; such determination to be made on a cumulative basis at each milestone event set forth in Section 4.2.

6.6

During the first thirty-six (36) months after the first commercial sale of a HEPI compound HEPIPHARM shall pay HEIPI in addition to the milestone payments set forth above section 4.1.3, royalties of ten percent (10%) on the first 70,000,000 of aggregate annual Net Sales of HEIPI Compounds and 13.5% on aggregate Net Sales between 70,000,001 and 150,000,00 and 17.5% on aggregate annual Net Sales in excess of 150,000,00 in all countries for so long as (a) the manufacture, use or sale of HEIPI Compounds are covered by a Valid Claim, or (b) there is no significant generic competition that causes a reduction of Net Sales of HEPI Compounds by thirty (30) percent or more in any twelve period.  After the expiration of the first thirty-six (36) months after first commercial sale, HEPIPHARM will pay HEPI royalties of ten percent (10%) on the first $60,000,000 of aggregate annual Net Sales of HEPI Compounds and 13.5% on aggregate annual Net Sales between $60,000,001 and $120,000,000 and 17.5% on aggregate annual Net Sales in excess of $120,000,00 or so long as (a) the manufacture, use or sale of HEIPI Compounds are covered by a Valid Claim, or (b) there is no significant generic competition that causes a reduction of Net Sales of Compound by thirty (30) percent or more in any twelve period.

6.7

Royalty payments shall be made on a country-by-country and a Licensed Product-by-Licensed Product basis for the lifetime of such HEPI Patent Rights, in which the Licensed Product falls, or for a period of ten (10) years from the date of First Commercial Sale of such Licensed Product in the respective country, whichever term is longer. In countries in which the Licensed Product is not covered by valid HEPI Patent Rights, and provided, however, such Licensed Product has Generic Competition in such country and further provided such generics in the aggregate achieve a market share in wholesale unit volume of at least twenty percent (20%) in such country, the applicable royalty rate for Licensed Products sold in such country shall be half the rate that would be applicable without Generic Competition.

6.8

All payments by HEPIPHARM to HEPI under this Agreement shall be paid in U.S. Dollars to the following account:

Bank, ………………..

Bank Code:

Account Number:

SWIFT:

IBAN

In the event that any consideration or Net Sales invoiced by HEPIPHARM, its Affiliates or its sublicensees are received in any currency other than U.S. dollars, for purposes of calculating the consideration or royalties payable by HEPIPHARM under Sections 4.5 and 4.6 hereof, such Net Sales shall be converted into U.S. dollars at the rate of exchange between the currency in which such Net Sales were received and the U.S. dollar prevailing rate as set by CitiBank at noon or published in the Wall Street Journal (East Coast Edition) on the last day of the calendar quarter in which such Net Sales were received by HEPIPHARM, its Affiliates or its sublicensees.

6.9

Participation payments or royalties under Sections 4.5 and 4.6 shall be paid on a calendar quarterly basis. Each quarterly payment by HEPIPHARM under Sections 4.5 and 4.6 shall be paid within sixty (60) days after the close of the calendar quarter to which it corresponds.

6.10

In the event that any fee payable by HEPIPHARM under Sections 4.1, 4.2 or 4.3 is not paid to HEPI on or before the due date therefore, as specified herein, or any quarterly consideration or royalty payment under Sections 4.5 and 4.6 is overdue, the unpaid overdue amount shall bear interest, at a rate equal to the LIBOR rate plus two (2) percentage points.

6.11

All payments by HEPIPHARM to HEPI under this Section 4 shall be paid in full, without deduction for any sales, use, excise or other similar taxes. All payments are exclusive of value added tax, which shall if applicable, be invoiced separately. In the event that HEPIPHARM is required to withhold any taxes on any amount payable to HEPI hereunder, under the applicable laws of any country within the Territory, HEPIPHARM shall at HEPI’s request use all commercially reasonable efforts to obtain and furnish HEPI with official tax receipts, or other evidence of payment of such withholding taxes, sufficient to permit HEPI to demonstrate the payment of such withholding taxes, in order to establish HEPI’s right to a credit for such withholding taxes against HEPI’s income tax liability. HEPIPHARM shall provide HEPI, at its expense, with all assistance reasonably requested by HEPI in connection with any application to any competent tax authorities in any country within the Territory to qualify for the benefit of a reduced rate of withholding taxation under any applicable Double Tax Treaty.

6.12

For the term of this Agreement and for a term of three (3) years after a quarterly report under Section 3.3 above is due, HEPIPHARM shall maintain complete and accurate books and records of account, in accordance with generally accepted accounting principles, of all transactions and other business activities under this Agreement, sufficient to confirm the accuracy of all reports furnished by HEPIPHARM to HEPI under Section 3.3 hereof, and all payments by HEPIPHARM to HEPI under this Section 4. Upon reasonable written notice to HEPIPHARM an independent, certified public accountant of international repute, designated by HEPI, reasonably acceptable to HEPIPHARM and under standard confidentiality obligations to HEPIPHARM, shall have the right once per calendar year to audit such previously unaudited books and records of account of HEPIPHARM, solely in order to confirm the accuracy and completeness of all such reports and all such payments. HEPI shall bear all costs and expenses incurred in connection with any such audit; provided, however, that if any such audit reveals a variance of five percent (5%) or more between the total amount of payments actually due and the amount of payments made to HEPI, then, in addition to paying the full amount of such underpayment, plus accrued interest in accordance with Section 4.11 hereof, HEPIPHARM shall reimburse HEPI for all such external costs and expenses reasonably incurred.

6.13

No more than one royalty shall be paid per unit of Licensed Compound regardless of the number of patents which may be deemed to cover such Licensed Compound or the number of countries involved in its manufacture, use and/or sale.

6.14

If the manufacture, use or sale of any Licensed Compound/Licensed Product requires (in the reasonable judgment of the party engaged in commercialization of such Licensed Compound/Licensed Product) a license under one or more third party patents, then fifty percent (50%) of the royalties due thereunder may be deducted from the royalties due hereunder provided however, that the royalties due hereunder shall in no cases be reduced by more than fifty percent (50%).

7.0

Patent Enforcement and Defense.

7.1

Infringers.  Each party shall inform the other promptly in writing of any alleged infringement of any of Licensed Patents by a Third Party, including all details then available.  Each Party shall have the first right exercisable in its discretion, but shall not be obligated, to prosecute at its own expense any such infringement relating to its own Licensed Patents.  The Parties shall cooperate fully by joining as a party plaintiff at their own expense if required to do so by law to maintain such action and by executing and making available such documents as may reasonably be requested.  No settlement, consent judgment or other voluntary final disposition of the suit which raises any adverse consequences upon HEPI Patents or the revenue to HEPI may be entitled to receive hereunder may be entered into without HEPI’s explicit prior written consent, which shall not be unreasonably withheld or delayed.  A delay beyond thirty (30) days shall be considered consent.

7.1.1

If HEPIPHARM elects to prosecute any infringement of any HEPI Patents, HEPIPHARM may deduct fifty percent (50%) of the litigation costs from royalties due to HEPI.  In no event may the royalties payable to HEPI be reduced by more than fifty percent (50%) in any one year.  If the permissible deduction of fifty percent (50%) of prosecution costs exceeds the royalty due in any one year, the deduction may be carried forward and deducted from royalties in subsequent years, provided that the annual royalty payable to HEPI is never reduced by more than fifty percent (50%).

7.1.2

Recoveries or reimbursements from infringement actions commenced by HEPIPHARM shall be distributed as follows:  (i) HEPI shall be reimbursed for any royalty payments withheld according to the preceding paragraph; (ii) HEPI and HEPIPHARM shall be reimbursed for their respective litigation costs; (iii) any remaining recoveries or reimbursements shall be retained by HEPIPHARM and shall be subject to payment of royalties pursuant to Article 4 hereof as if the retained recovery or reimbursement were Net Sales by HEPIPHARM.

7.1.3

If HEPI has not taken legal action based on HEPI Patents, within one hundred twenty (120) days of written notification from HEPIPHARM of infringement thereof, or if HEPI elects not to continue prosecuting any legal action against an infringer of HEPI Patents, HEPIPHARM shall have the right, but shall not be obligated, to prosecute at its own expense such infringement, and HEPI may join HEPIPHARM as a plaintiff at the expense of HEPI.  In any infringement action so commenced or continued by HEPIPHARM, all recoveries shall be distributed as described in Section 6.1.2.

7.2

Declaratory Judgment/Oppositions/Infringements. If (i) any declaratory judgment, opposition or other legal action alleging invalidity or non-infringement of any of the Licensed Patents, or (ii) any legal action alleging infringement by the manufacture, use or sale of Licensed Compound(s)/Licensed Product(s) of any Third Party patent, shall be brought against either Party (solely or together with the other Party), then with respect to (i) each Party shall be responsible for controlling the defense of its respective Licensed Patents at its expense but shall reasonably consider input from the other Party, and with respect to (ii) HEPIPHARM shall be responsible for controlling the defense of Licensed Compound(s)/Licensed Product(s) at its expense but shall reasonably consider input from HEPI.

7.3

HEPIPHARM Enjoined:  If HEPIPHARM is threatened, enjoined or otherwise prohibited from making, having made, importing, exporting, using, offering for sale or selling any Licensed Product as a result of alleged infringement of a Third Party patent in any country of the Territory, then (i) HEPIPHARM shall be excused from any commercially reasonable efforts required in connection with such Licensed Product and shall have the immediate right to cease making, using or selling the Licensed Product in the applicable country; and (ii) HEPIPHARM shall have the right to delete such country from the Territory on ten (10) days prior written notice and upon such deletion shall have no further right under applicable HEPI Patents to make, use and sell Licensed Product in such deleted country.

7.4

Patent Maintenance.  Each Party shall be solely responsible for the preparation, filing, prosecution and maintenance of its Patents.

7.5

Cooperation.  HEPIPHARM and HEPI agree to cooperate in any patent infringement, opposition or in any reissue or reexamination proceedings and to make their respective employees, documents and records available as needed on a timely basis. HEPIPHARM agrees to fully cooperate with HEPI at its request in having HEPI Patents listed in the FDA Orange Book.  Each Party shall bear the costs incurred in any opposition, re-issue or re-examination proceeding involving its respective Licensed Patents.

7.6

Hart-Scott Rodino Filing. HEPIPHARM and HEPI agree to cooperate and to share in the costs of the determination of whether to file, and if so determined, the preparation, filing and completion of any Hart-Scott Rodino, European Commission and/or other filing that in HEPI’s reasonable opinion should be effected in connection with this Agreement.

8.0

Termination.

8.1

Right to Terminate.

8.1.1

The Parties may terminate this Agreement by mutual written agreement at any time.

8.1.2

HEPIPHARM shall have the right upon sixty (60) days written notice to terminate its development and/or marketing of Licensed Compounds and Licensed Products hereunder.

8.1.3

Both Parties shall have the right to terminate this Agreement upon sixty (60) days written notice due to material breach by the other Party provided:

(i)

that such written notice specifies the material breach complained of;

(ii)

that such material breach has not been cured, or substantial steps taken to cure such material breach during such sixty (60) day period; and

(iii)

that no filing has been made under the alternative dispute resolution provisions set forth in Exhibit F requesting a determination that such alleged breach was not a breach, was not material or has been substantially cured or curing steps taken during such sixty (60) day period if such dispute has not been amicably resolved by the intervention of the Parties’ respective upper management within sixty (60) days of one Party’s notice to the other requesting such intervention and resolution.

If there is disagreement whether a material breach has occurred or whether substantial steps are being taken to cure such breach, then the matter shall be submitted for dispute resolution pursuant to the procedure set forth in Exhibit F for a determination of whether a material breach has occurred, whether such a breach has been cured and/or whether substantial step(s) to cure has (have) taken place entitling a termination.

8.1.4

Both Parties shall have the immediate right to terminate this Agreement in the event that the application for Hart-Scott Rodino approval is denied or the waiting period following a second request for information expires without approval having been given.

8.2

Effect of Termination

8.2.1

In the event HEPIPHARM exercises its right to terminate under Section 8.1.2, HEPI shall have the right, exercisable upon thirty (30) days written notice to HEPIPHARM, to undertake or complete the development and/or commercialization of Licensed Product under the benefit of a license under HEPI Licensed Technology and subject to the royalty and milestone financial terms and related provisions hereof mutatis mutandis.  Within thirty (30) days after receiving such notice, HEPIPHARM shall deliver to HEPI the HEPIPHARM Know-How and the license under HEPIPHARM Licensed Technology shall thereupon be deemed effective.

8.2.1

In the event of a termination under Section 8.1 and HEPI does not exercise its rights to continue development and/or commercialization under Section 7.2.1, then this Agreement shall fully terminate save for any payment obligations accruing before, and remaining unpaid at, the effective date of termination and save for any obligations which by their terms survive termination.

9.0

Confidentiality.  Each Party agrees to keep confidential and not to use, except for the purposes of this Agreement, information from the other which is identified as Confidential or which under the circumstances would be commonly understood to be confidential.  These obligations of confidentiality and non-use shall continue at all times during the Term of this Agreement and for seven (7) years thereafter but shall not apply to information which (i) is in the public domain by use and/or publication before its receipt from the disclosing Party; (ii) was already in the receiving Party’s possession prior to receipt from the disclosing party as evidenced by its prior physical records; (iii) becomes part of the public domain subsequent to its receipt from the disclosing Party other than by breach by the receiving Party hereunder; (iv) is required to be disclosed by court order; or (v) is properly obtained by the receiving Party from a third party which has a valid right to disclose such information to the receiving Party without an attached confidentiality obligation.

10.0

Representations and Warranties:

10.1

HEPI Warranties. HEPI makes the following representations and warranties with respect to this Agreement:

10.1.1

Corporate Power and Authorization:  HEPI represents and warrants that it is duly organized, validly existing and in good standing under the state of Delaware, that it has full corporate power and authority to enter into this Agreement and to carry out its provisions, and that there are no outstanding agreements, assignments, or encumbrances in existence that are inconsistent with the provisions of this Agreement.

10.1.2

Licensed Activity: HEPI represents and warrants that Exhibit B1 is a complete list of all relevant HEPI Patents with respect to Licensed Compound(s), that it has full and complete right, title and interest to such patents and that there are and have been no conflicting claims with respect to ownership thereof; and that all inventors thereof have assigned their full right, title and interest thereto to HEPI.

10.1.3

Enforceable.  To the best of HEPI’s knowledge, the HEPI Patents have been maintained during their full patent term and are not invalid or unenforceable, in whole or in part except to the extent they have reached the end of their term and that HEPI owns the HEPI Patents and has the right to enforce same.

10.1.4

Synthesis Free and Clear.  To the best of HEPI’s knowledge, the route of synthesis of Licensed Compound(s) which form part of HEPI Know- How do not infringe any Third Party patents and HEPIPHARM’s practice thereof will not interfere with or infringe any intellectual property rights owned or possessed by any Third Party,

10.1.5

No Claims. There are no claims, judgments or settlements against or owed by HEPI or pending or threatened claims or litigation relating to the HEPI Patents or HEPIPHARM Know-How.

10.2

HEPIPHARM Warranties.  HEPIPHARM makes the following representations and warranties with respect to this Agreement:

10.2.1

Corporate Power and Authorization:  HEPIPHARM represents and warrants that it is duly organized, validly existing and in good standing under the laws of the State of Delaware, that it has full corporate power and authority to enter into this Agreement and to carry out its provisions, and that there are no outstanding agreements, assignments or encumbrances in existence that are inconsistent with the provisions of this Agreement.

11.0

Liability.

Each Party warrants that it has the right to deliver its respective Licensed Patents and Know-how for licensing to the other Party hereunder and to a Third Party as part of a sublicense and shall indemnify, defend and hold the other Party and its Indemnitees harmless against any breach of such warranty and any claims arising out of its actions or failure to act under this Agreement.  For this indemnity to be effective, the Party requesting indemnification must provide to the indemnifying Party timely knowledge of any such claim and the full opportunity to defend against such claim.  EACH PARTY RECOGNIZES THAT THE LICENSED PATENTS AND KNOW-HOW ARE SUPPLIED “AS IS” AND ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. EACH PARTY ACKNOWLEDGES THAT THE NEW APPLICATIONS FOR HEPI COMPOUNDS ARE UNPROVEN, THAT IT MAY FAIL PRE-CLINICAL OR CLINICAL DEVELOPMENT, MAY NOT SUCCEED IN THE MARKETPLACE AND THAT THE COMBINED INTELLECTUAL PROPERTY PACKAGE MAY BE UNLICENSABLE OR THAT THE TERMS OF ANY LICENSE TO A THIRD PARTY MAY DEVIATE SUBSTANTIALLY FROM THOSE WHICH MAY BE ANTICIPATED BY THE PARTIES. Each Party agrees that neither party shall have any liability to the other for special, consequential or punitive damages or for lost profits.  Notwithstanding anything herein to the contrary, neither Party shall have any liability to the other in excess of any amount it has received or paid under this Agreement.

12.0

Survival.

The provisions of Sections 7.2, 8, and 10-20 and all definitions relating thereto shall survive termination or expiration of this Agreement.

13.0

Notices.

Any notices required or provided by the terms of this Agreement shall be in writing, addressed in accordance with this paragraph, and shall be delivered personally or sent by certified or registered mail, return receipt requested, postage prepaid or by nationally-recognized express courier services providing evidence of delivery.  The effective date of any notice shall be the date of first receipt by the receiving Party.  Notices shall be sent to the address first given above or to such other address/addressee as the Party to whom notice is to be given may have provided to the other Party in writing in accordance with this provision.

If to HEPIPHARM:

President

7740 E. Evans Road, Suite A101

Scottsdale, AZ  85260

Phone:  (480) 731-9100

Fax:   (480) 385-3801

If to HEPI:

Thomas D. Ingolia, CEO

7740 E. Evans Road, Suite A101

Scottsdale, AZ  85260

Phone:  (480) 731-9100

Fax:   (480) 385-3801

With copy to:

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA  02111

Attention:  John G. Nossiff, Jr.

Phone:  (617) 856-8200

Fax:  (617) 856-8201

14.0

Governing Law/Dispute Resolution.  This Agreement shall be construed in accordance with the laws of The State of Delaware and the patent laws of the respective country granting the patent in question, without reference to provisions of conflicts of laws.  Any dispute between the parties arising under or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts of The State of Delaware, for all matters except those specified in Sections 3.1 and 7.1.3 which shall be resolved pursuant to Exhibit F.

15.0

Entire Agreement.  This Agreement, together with any Appendixes and Exhibits attached hereto and specifically referenced herein, constitutes the entire agreement between the Parties with respect to the subject matter set forth herein and supersedes and replaces any and all previous arrangements and understandings, whether oral or written, between the parties with respect.  Any amendment or modification to this Agreement shall be of no effect unless made in a writing signed by an authorized representative of each Party.

16.0

Publicity/Use of Names.  No disclosure of the terms of this Agreement may be made by either Party, and no Party shall use the name of the other Party without the prior express written permission of the other Party, except as may be required by law and except that each Party shall have the right to identify the other and the general nature of this Agreement in order to facilitate the purposes hereof but in such case no information shall be provided publicly with respect to the financial terms except as permitted above.

17.0

Assignment. Neither Party may assign its rights (other than the right to receive money) or obligations under this Agreement without the prior written consent of the other Party.  Any such purported assignment shall be void except that each Party shall have the right to assign without prior consent to an entity acquiring all or substantially all of its business to which this Agreement pertains.  In any assignment, the assignor shall guarantee the performance of the assignee to the other Party hereto.

18.0

Severability. The provisions of this Agreement are severable, and if any provisions hereof shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

19.0

Force Majeure.  Neither Party shall be liable to the other or deemed in default hereunder for failure or delay in fulfilling its obligations hereunder when such failure or delay is due to causes beyond the control of the Party including without limitation, acts of God; war; civil commotion; terrorism; destruction of facilities by fire, flood, earthquake or storm; labor disturbances; epidemic; and failure of public utilities or common carriers.  The Party so affected shall give notice to the other Party and to the extent reasonably possible shall use reasonable efforts to minimize the duration of any force majeure.

20.0

Independent Contractor. The relationship between HEPIPHARM and HEPI is one of independent contractor and not one of partnership, principal and agent, employer and employee, joint ventures or otherwise.  Neither party shall have the power or right to bind or obligate the other.

The remainder of this page has been intentionally left blank.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date of the last signature set forth below.

HEPI Pharmaceuticals, Inc.

Health Enhancement Products Inc.

BY:_ /s/Thomas D. Ingolia

BY:_ /s/Thomas D. Ingolia

       HEPI Pharmaceuticals, Inc.

Health Enhancement Products Inc.

       authorized representative

authorized representative

TITLE:  Chief Executive Officer

TITLE:

Chief Executive Officer____

DATE: February 20, 2007

DATE:  February 20, 2007

Exhibit E

Licensed Patents

24230/3/2

PCT

Pending

20-Apr-2005

Country:

Canada

Title:

METHOD OF PREPARATION AND USE OF FIBRINOLYTIC ENZYMES IN THE TREATMENT OF DISEASE

24230/3/2

PCT

Pending

European Patent Convention

Title:

METHOD OF PREPARATION AND USE OF FIBRINOLYTIC ENZYMES IN THE TREATMENT OF DISEASE

24230/3/2

ORD

NAT PHASE

US05/13375

20-Apr-2005

Country:

Patent Cooperation Treaty

Title:

METHOD OF PREPARATION AND USE OF FIBRINOLYTIC ENZYMES IN THE TREATMENT OF DISEASE

24230/3/1

PRO

Expired

60/565,011

23-Apr-2004

Country:

United States of America

Title:

METHOD OF PREPARATION AND USE OF FIBRINOLYTIC ENZYMES IN THE TREATMENT OF DISEASE

24230/3/2

PCT

Pending

11/587,266

23-Oct-2006

Country:

United States of America

23-Jan-2007

Title:

METHOD OF PREPARATION AND USE OF FIBRINOLYTIC ENZYMES IN THE TREATMENT OF DISEASE

24230/3/3

PRO

Expired

60/719,025

21-Sep-2005

Country:

United States of America

Title:

COMPOSITION AND USE OF PHYTO-PERCOLATE FOR TREATMENT OF DISEASE

24230/3-4/1

ORD

Pending

US06/46320

04-Dec-2006

Country:

Patent Cooperation Treaty

Title:

COMPOSITION AND USE OF PHYTO-PERCOLATE FOR TREATMENT OF DISEASE

04-Mar-2007

31 month EP deadline (BRBI)

02-Jul-2008

24230/3-4/

ORD

Pending

11/606,676

30-Nov-2006

Country:

United States of America

Title:

COMPOSITION AND USE OF PHYTO-PERCOLATE FOR TREATMENT OF DISEASE

Application Status Check

30-May-2008

24230/3-4/1

PRO

Expired

60/741,774

02-Dec-2005

Country:

United States of America

Title:

COMPOSITION AND USE OF PHYTO-PERCOLATE FOR TREATMENT OF DISEASE

E-1

Exhibit F

Alternative Dispute Resolution/Arbitration Procedure

The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party’s rights and/or obligations.  To have such a dispute resolved by this Alternative Dispute Resolution (ADR) provision, a party must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days).  If the matter has not been resolved within twenty-eight (28) days of the notice of the dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein.  The parties shall have the right to be represented by counsel in such a proceeding.

1.

To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR.  Within fourteen (14) days after receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.

Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral expert to preside in the resolution of any disputes in this ADR proceeding.  If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the American Arbitration Association (AAA) to select a neutral pursuant to the following procedures:

(a)

The AAA shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate.  No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or Affiliates.

(b)

Such list shall include a statement of disclosure by each candidate of any circumstance likely to affect his or her impartiality.

(c)

Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the AAA within seven (7) days following receipt of the list of candidates.  If a party believes a conflict of interest exists regarding any of the candidates, the party shall provide a written explanation of the conflict to the AAA along with its list showing its order of preference for the candidates.  Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d)

If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the AAA shall designate as neutral the candidate for whom the parties collectively have indicated the greatest preference.  If a tie shall result between two candidates, the AAA may designate either candidate.  If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the AAA shall review the explanations regarding conflicts, and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) 2(d) shall be repeated.

3.

No earlier than twenty-eight (28) days or later than fifty-six (56) days after the selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties.  The ADR proceeding shall take place at a location agreed upon by the parties.  If the parties cannot agree, the neutral shall designate a location other than the principle place of business of either party or any of their subsidiaries or Affiliates.

4.

At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

(a)

a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b)

a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)

a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue.  The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d)

a brief in support of each party’s proposed rulings and remedies provided that the brief shall not exceed twenty (20) pages.  This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5.

The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a)

Each party shall be entitled to five (5) hours of hearing time to present its case.  The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

(b)

Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross examine witnesses, and to make a closing argument.  Cross examination of witnesses shall occur immediately after their direct testimony, and cross examination shall be charged against the party conducting the cross examination.

(c)

The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party.  The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR.  Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)

Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)

Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances.  Affidavits prepared for purposes of the ADR hearing also shall not be admissible.  As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6.

Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages.  This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.

The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing.  Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one parties proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues.  The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8.

The neutral shall be paid a reasonable fee plus expenses.  These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court recorder, and any expenses for a hearing room, shall be paid as follows:

(a)

If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b)

If the neutral rules in favor of one party on some issues, and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties.  The neutral shall allocate the fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.

The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.

Except as provided in paragraph 9 and except as to such disclosure which is required by applicable law or regulation, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information.  The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.